Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of CurrencyShares® Euro Trust for the registration of 10,000,000 shares and to the incorporation by reference therein of our report dated January 14, 2011, with respect to the financial statements of CurrencyShares® Euro Trust in its Annual Report (Form 10-K/A) for the year ended October 31, 2010, and our report dated January 14, 2011 with respect to the effectiveness of internal control over financial reporting of CurrencyShares® Euro Trust as of October 31, 2010 included in its Annual Report (Form 10-K/A) for the year ended October 31, 2010, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

January 11, 2012